Pricing supplement
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 4-I dated April 13, 2023,
underlying supplement no. 1-I dated April 13, 2023 and
prospectus addendum dated June 3, 2024	Registration Statement Nos. 333-270004 and 333-270004-01 Dated June 10, 2024 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$2,000,000 Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF due December 10, 2026 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to 87.50% of the Share Strike Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing up to 77.50% of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing price of one share of the Fund is greater than or equal to the Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than first through eleventh and final Review Dates) is greater than or equal to the Share Strike Price. The earliest date on which an automatic call may be initiated is June 9, 2025.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Fund:	The VanEck® Junior Gold Miners ETF (Bloomberg Ticker: GDXJ UP)
Contingent Interest Payments:

If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund on that Review Date or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $9.75, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of the Fund on the Review Date related to that later Interest Payment Date is greater than or equal to the Interest Barrier.
You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Fund or the Final Share Price, as applicable, on each subsequent Review Date is less than the Interest Barrier.

Interest Barrier:	$37.03875, which is an amount that represents 87.50% of the Share Strike Price
Trigger Level:	$32.80575, which is an amount that represents 77.50% of the Share Strike Price
Automatic Call:	If, with respect to any Review Date (other than first through eleventh and final Review Dates), the closing price of one share of the Fund is greater than or equal to the Share Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and the Final Share Price is greater than or equal to the Interest Barrier, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.
If the notes have not been automatically called, the Final Share Price is less than the Interest Barrier and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to $1,000. In these circumstances, no Contingent Interest Payment will be due or payable.
If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Share Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return + Buffer Amount)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose up to 77.50% of the principal amount of your notes at maturity.
Buffer Amount:	22.50%
Strike Date:	June 7, 2024
Pricing Date:	June 10, 2024
Original Issue Date:	On or about June 13, 2024 (Settlement Date)
Valuation Date†:	December 7, 2026
Maturity Date†:	December 10, 2026
†	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Fund)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$2,000,000.00	$10,000.00	$1,990,000.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $5.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $990.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Trigger Event:	A Trigger Event occurs if the Final Share Price (i.e., the closing price of one share of the Fund on the Valuation Date) is less than the Trigger Level.
Fund Return:	(Final Share Price – Share Strike Price) Share Strike Price
Share Strike Price:	$42.33, which is an intraday price of one share of the Fund on the Strike Date. The Share Strike Price is not determined by reference to the closing price of the Fund on the Pricing Date. Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Share Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Share Strike Price, that might affect the value of your notes.
Final Share Price:	The closing price of one share of the Fund on the Valuation Date
Share Adjustment Factor:	Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings —Funds— Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Review Dates†:	July 8, 2024, August 7, 2024, September 9, 2024, October 7, 2024, November 7, 2024, December 9, 2024, January 7, 2025, February 7, 2025, March 7, 2025, April 7, 2025, May 7, 2025, June 9, 2025, July 7, 2025, August 7, 2025, September 8, 2025, October 7, 2025, November 7, 2025, December 8, 2025, January 7, 2026, February 9, 2026, March 9, 2026, April 7, 2026, May 7, 2026, June 8, 2026, July 7, 2026, August 7, 2026, September 8, 2026, October 7, 2026, November 9, 2026 and December 7, 2026 (final review date)
Interest Payment Dates†:	July 11, 2024, August 12, 2024, September 12, 2024, October 10, 2024, November 13, 2024, December 12, 2024, January 10, 2025, February 12, 2025, March 12, 2025, April 10, 2025, May 12, 2025, June 12, 2025, July 10, 2025, August 12, 2025, September 11, 2025, October 10, 2025, November 13, 2025, December 11, 2025, January 12, 2026, February 12, 2026, March 12, 2026, April 10, 2026, May 12, 2026, June 11, 2026, July 10, 2026, August 12, 2026, September 11, 2026, October 13, 2026, November 13, 2026 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
CUSIP:	48135NFC5

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?

If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $9.75 plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Fund or Final Share Price, as applicable, is less than the Interest Barrier, and for which no Contingent Interest Payment subsequently becomes payable on any later Interest Payment Date, as a “No-Coupon Date.” The following table reflects the Contingent Interest Payment of $9.75 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$292.50
1 No-Coupon Date	$282.75
2 No-Coupon Dates	$273.00
3 No-Coupon Dates	$263.25
4 No-Coupon Dates	$253.50
5 No-Coupon Dates	$243.75
6 No-Coupon Dates	$234.00
7 No-Coupon Dates	$224.25
8 No-Coupon Dates	$214.50
9 No-Coupon Dates	$204.75
10 No-Coupon Dates	$195.00
11 No-Coupon Dates	$185.25
12 No-Coupon Dates	$175.50
13 No-Coupon Dates	$165.75
14 No-Coupon Dates	$156.00
15 No-Coupon Dates	$146.25
16 No-Coupon Dates	$136.50
17 No-Coupon Dates	$126.75
18 No-Coupon Dates	$117.00
19 No-Coupon Dates	$107.25
20 No-Coupon Dates	$97.50
21 No-Coupon Dates	$87.75
22 No-Coupon Dates	$78.00
23 No-Coupon Dates	$68.25
24 No-Coupon Dates	$58.50
25 No-Coupon Dates	$48.75
26 No-Coupon Dates	$39.00
27 No-Coupon Dates	$29.25
28 No-Coupon Dates	$19.50
29 No-Coupon Dates	$9.75
30 No-Coupon Dates	$0.00

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes a hypothetical Share Strike Price of $100, an Interest Barrier of $87.50 (equal to 87.50% of the hypothetical Share Strike Price), a Trigger Level of $77.50 (equal to 77.50% of the hypothetical Share Strike Price) and reflects the Contingent Interest Payment of $9.75 and the Buffer Amount of 22.50%. The hypothetical Share Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Share Strike Price. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Price of One Share of the Fund	Review Dates Prior to the Final Review Date		Final Review Date
	Appreciation / Depreciation of the Fund at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Share Price	Appreciation / Depreciation of the Fund at Final Review Date	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (3)
$180.00	80.00%	$1,009.75	$180.00	80.00%	$1,009.75	N/A
$170.00	70.00%	$1,009.75	$170.00	70.00%	$1,009.75	N/A
$160.00	60.00%	$1,009.75	$160.00	60.00%	$1,009.75	N/A
$150.00	50.00%	$1,009.75	$150.00	50.00%	$1,009.75	N/A
$140.00	40.00%	$1,009.75	$140.00	40.00%	$1,009.75	N/A
$130.00	30.00%	$1,009.75	$130.00	30.00%	$1,009.75	N/A
$120.00	20.00%	$1,009.75	$120.00	20.00%	$1,009.75	N/A
$110.00	10.00%	$1,009.75	$110.00	10.00%	$1,009.75	N/A
$105.00	5.00%	$1,009.75	$105.00	5.00%	$1,009.75	N/A
$100.00	0.00%	$1,009.75	$100.00	0.00%	$1,009.75	N/A
$95.00	-5.00%	$9.75	$95.00	-5.00%	$1,009.75	N/A
$90.00	-10.00%	$9.75	$90.00	-10.00%	$1,009.75	N/A
$87.50	-12.50%	$9.75	$87.50	-12.50%	$1,009.75	N/A
$87.49	-12.51%	N/A	$87.49	-12.51%	$1,000.00	N/A
$80.00	-20.00%	N/A	$80.00	-20.00%	$1,000.00	N/A
$77.50	-22.50%	N/A	$77.50	-22.50%	$1,000.00	N/A
$77.49	-22.51%	N/A	$77.49	-22.51%	N/A	$999.90
$70.00	-30.00%	N/A	$70.00	-30.00%	N/A	$925.00
$60.00	-40.00%	N/A	$60.00	-40.00%	N/A	$825.00
$50.00	-50.00%	N/A	$50.00	-50.00%	N/A	$725.00
$40.00	-60.00%	N/A	$40.00	-60.00%	N/A	$625.00
$30.00	-70.00%	N/A	$30.00	-70.00%	N/A	$525.00
$20.00	-80.00%	N/A	$20.00	-80.00%	N/A	$425.00
$10.00	-90.00%	N/A	$10.00	-90.00%	N/A	$325.00
$0.00	-100.00%	N/A	$0.00	-100.00%	N/A	$225.00

(1) The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than first through eleventh and final Review Dates) is greater than or equal to the Share Strike Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3) A Trigger Event occurs if the Final Share Price (i.e., the closing price of one share of the Fund on the Valuation Date) is less than the Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with each of the Review Dates preceding the twelfth Review Date and the price of one share of the Fund increases from the Share Strike Price of $100.00 to a Closing price of $120.00 on the twelfth Review Date. The notes are not automatically called on any of the Review Dates preceding the twelfth Review Date because the notes are not callable before the twelfth Review Date. The investor receives a payment of $9.75 per $1,000 principal amount note in connection with each of the Review Dates preceding the twelfth Review Date. Because the closing price of one share of the Fund on the twelfth Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the twelfth Review Date. In addition, because the closing price of one share of the Fund on the twelfth Review Date is greater than the Share Strike

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,009.75 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $9.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,117.00 per $1,000 principal amount note.

Example 2: A Contingent Interest Payment is not paid in connection with the first through thirteenth Review Dates but is paid in connection with the fourteenth Review Date. On the fourteenth Review Date the closing price of one share of the Fund is less than the Share Strike Price of $100.00. On the fifteenth Review Date the closing price of one share of the Fund increases from the Share Strike Price of $100.00 to a closing price of $120.00. The investor receives a payment of $136.50 per $1,000 principal amount note in connection with the fourteenth Review Date (reflecting the Contingent Interest Payment for the fourteenth Review Date and the unpaid Contingent Interest Payments for the first through thirteenth Review Dates), but the notes are not automatically called on any of the Review Dates preceding the fifteenth Review Date because (i) the notes are not callable before the twelfth review date and (ii) the closing price of the Fund on each of the relevant Review Dates is less that Share Strike Price. Because the closing price of one share of the Fund on the fifteenth Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the fifteenth Review Date. In addition, because the closing price of one share of the Fund on the fifteenth Review Date is greater than the Share Strike Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,009.75 per $1,000 principal amount note on the relevant Call Settlement Date for the fifteenth Review Date, consisting of a Contingent Interest Payment of $9.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,146.25 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Fund increases from the Share Strike Price of $100.00 to a Final Share Price of $120.00 — A Trigger Event has not occurred. The investor receives a payment of $9.75 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, the Final Share Price is equal to or greater than the Interest Barrier and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,009.75 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $9.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,292.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third through twenty-ninth Review Dates and the price of one share of the Fund decreases from the Share Strike Price of $100.00 to a Final Share Price of $77.50 — A Trigger Event has not occurred. The investor receives a payment of $19.50 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because the notes are not automatically called prior to maturity, the Final Share Price is less than the Interest Barrier and a Trigger Event has not occurred, even though the Final Share Price is less than the Share Strike Price, the investor receives at maturity a payment of $1,000.00 per $1,000 principal amount note. This payment consists of a repayment of principal equal to $1,000 per $1,000 principal amount note. Because the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be due or payable. The total amount paid on the notes over the term of the notes is $1,019.50 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Share Strike Price of $100.00 to a Final Share Price of $40.00 — A Trigger Event has occurred. The investor receives a payment of $9.75 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Fund Return is -60.00%, the investor receives at maturity a payment of $625.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00% + 22.50%) = $625.00

The total value of the payments on the notes over the term of the notes is $907.75 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Share Strike Price of $100.00 to a Final Share Price of $30.00 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Fund Return is -70.00%, the investor receives no payments over the term of the notes, other than a payment at maturity of $525.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70.00% + 22.50%) = $525.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of $9.75 per $1,000 principal amount note. If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Fund or the Final Share Price, as applicable, on each subsequent Review Date is less than the Interest Barrier. If the closing price of one share of the Fund or the Final Share Price, as applicable, on each Review Date is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Fund on any Review Date (other than first through eleventh and final Review Dates) is greater than or equal to the Share Strike Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Dates. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose up to 77.50% of the principal amount of your notes at maturity.
•	RETURN LINKED TO THE VANECK® JUNIOR GOLD MINERS ETF — The Fund seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® Global Junior Gold Miners Index (the “Underlying Index”), which is intended to track the overall performance of small-capitalization companies that are involved primarily in the mining for gold and/or silver. For more information about the Fund, see “Fund Descriptions — The VanEck® ETFs” in the accompanying underlying supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities included of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Share Price is less than 77.50% of the Share Strike Price. Under these circumstances, you could lose up to 77.50% of the principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called and if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates). If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Contingent Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Fund or the Final Share Price, as applicable, on each subsequent Review Date is less than the Interest Barrier. Accordingly, if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from to JPMorgan Chase & Co. or under to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or securities held by the Fund or included in the Underlying Index would have.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF THE FUND— The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Fund, which may be significant. You will not participate in any appreciation of the Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Fund during the term of the notes.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Share Price is less than the Trigger Level and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Share Strike Price by more than 22.50%. Accordingly, under these circumstances, you will lose up to 77.50% of your principal amount at maturity.
•	VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Strike Date and the Pricing Date that the closing price of one share of the Fund or the Final Share Price, as applicable, could be below the Interest Barrier on any Review Date or below the Trigger Level on the Final Review Date. The Fund’s volatility, however, can change significantly over the term of the notes. The price of one share of the Fund could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Contingent Interest Payments or a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Meta Platforms, including extending loans to, or making equity investments in, Meta Platforms or providing advisory services to Meta Platforms. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

Meta Platforms, and these reports may or may not recommend that investors buy or hold the Fund. As a prospective purchaser of the notes, you should undertake an independent investigation of the Fund issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

Risks Relating to the Fund

•	THERE ARE RISKS ASSOCIATED WITH THE FUND — The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index (as defined under “The Fund” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	NON-U.S. SECURITIES RISK — Some of the equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the non-U.S. equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.
•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, but may also be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time so the Fund's share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the notes, which may adversely affect the value of your notes.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of the Fund from January 4, 2019 through June 7, 2024. The closing price of one share of the Fund on June 10, 2024 was $42.55.

We obtained the various closing prices of the Fund above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Valuation Date or any Review Date, including the final Review Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF

partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Fund” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Terms of the Notes

Any values of the Fund, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the VanEck® Junior Gold Miners ETF